Exhibit 3.1

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

1.	The name of the corporation is Palmetto Bancshares, Inc. .

2.	On August 6, 2010, the corporation adopted the following Amendment to its Amended and Restated Articles of Incorporation:

(Type or attach the complete text of Each Amendment)

ARTICLE FOUR: STOCK

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 75,000,000 shares of common stock, par value $0.01 per share, and to issue up to 2,500,000 shares of preferred stock, par value $.01 per share. The Board of Directors shall have the authority to specify the preferences, limitations and relative rights (within the limits set forth in Section 33-6-101 of the South Carolina Business Corporation Act of 1988, or any successor provision or redesignation thereof, as applicable) of the preferred stock or one or more series within the class of preferred stock. Without limiting the foregoing, and notwithstanding anything to the contrary in these Article of Incorporation with respect to directors generally, whenever the holders of preferred stock, or one or more series of preferred stock, issued by the Corporation shall have the right, voting separately or together by class or series, to elect one or more directors at an annual or special meeting of shareholders, the election, term of office, terms of removal, filling of vacancies and other features of such directorship(s) shall be governed by the rights of such preferred stock as set forth in the articles of amendment adopted by the Board of Directors that determines the preferences, limitations and relative rights of such class or series. Except as otherwise required by law, holders of preferred stock, including any series of preferred stock, shall be entitled only to such voting rights, if any, as shall be expressly granted thereto by these Articles of Incorporation. References to “these Articles of Incorporation” refer to the Corporation’s Articles of Incorporation, as the same shall be amended from time to time, including, without limitation, amendments adopted by the Board of Directors that determine the preferences, limitations and relative rights of the preferred stock or one or more series within the class of preferred stock.

3.	The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”).

N/A

4.	Complete either a or b, whichever is applicable.

a.	☒ Amendment(s) adopted by shareholder action.

At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

(i)	Amendment to Article Four of the corporation’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 shares to 75,000,000 shares:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed* Shares Voted For / Against

Common	6,495,130	6,495,130	5,665,564	5,546,130 / 98,643

(ii)	Amendment to Article Four of the corporation’s Amended and Restated Articles of Incorporation to reduce the par value of its common stock from $5.00 per share to $0.01 per share:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed* Shares Voted For / Against

Common	6,495,130	6,495,130	5,665,564	5,443,361 / 137,795

*NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.	☐ The Amendment(s) was duly adopted by the incorporator or board of directors without shareholder approval pursuant to §33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

5.	Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See §33-1-230(b)):

DATE: August 9, 2010	PALMETTO BANCSHARES, INC.

	By:	/s/ Samuel L. Erwin

	Name:	Samuel L. Erwin

	Title:	Chief Executive Officer
FILING INSTRUCTIONS

1.	Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2.	If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3.	Filing fees and taxes payable to the Secretary of State at time of filing application.

Filing Fee	$10.00
Filing tax	100.00
Total	$110.00